Exhibit 10.7

AMENDMENT OF

THE HERTZ CORPORATION

SUPPLEMENTAL RETIREMENT AND SAVINGS PLAN

(as amended effective as of December 31, 2008)

The Hertz Corporation Supplemental Retirement and Savings Plan (the “Plan”), effective as of July 1, 1987 and including amendments through July 6, 1995, is hereby further amended as follows, effective as of January 1, 2005.

The purpose of this Amendment to the Plan is to conform the Plan to the requirements of Section 409A of the Internal Revenue Code with respect to the Post-2004 Retirement Benefit, and the provisions of this Amendment shall apply only to the Post-2004 Retirement Benefit.  This Amendment has no force or effect with respect to benefits other than the Post-2004 Retirement Benefit, and shall not constitute a material modification of the Plan, as in effect on October 3, 2004, with respect to the Grandfathered Retirement Benefit.  The Grandfathered Retirement Benefit shall continue to be payable in accordance with the Plan as in effect prior to this Amendment including, if applicable, by reference to the provisions of The Hertz Corporation Account Balance Defined Benefit Plan (the “Retirement Plan”).

For purposes of this Amendment, (i) the “Post-2004 Retirement Benefit” means the portion of the supplemental retirement benefit determined under Section 3 of the Plan which is in excess of the Grandfathered Retirement Benefit, and (ii) the “Grandfathered Retirement Benefit” means the present value of the amount to which a Participant would have been entitled under Section 3 of the Plan if the Participant voluntarily terminated his services without cause on December 31, 2004, and received a payment of his Supplemental Retirement Benefit under the Plan on the earliest possible date allowed under the Plan to receive a payment of benefits following the termination of services, and received the benefits in the form with the maximum value, in the case of clause (ii), as determined under Treas. Reg. § 1.409A-6(a)(3) and as permitted to be increased under such regulation following December 31, 2004.

1.                                       A new Article 3A (“Distribution of Supplemental Retirement Benefits Accrued or Vested after December 31, 2004”) is added after Article 3 (“Supplemental Retirement Benefits”) to read as follows:

ARTICLE 3A. – DISTRIBUTION OF THE POST-2004 RETIREMENT BENEFIT

3A.1                       If no election is made in accordance with Section 3A.2, the Post-2004 Retirement Benefit shall be paid in a lump sum within 90 days following the later of the Participant’s attainment of age 55 or his separation from service.

3A.2                       If the Participant, subject to Sections 3A.3 and 3A.4, so elects in writing and in accordance with such rules and procedures as established by the Committee, his Post-2004 Retirement Benefit will be distributed as follows:

(a)                                  on the date selected by the Participant for payments to be made (or commence), but not earlier than the later of his attainment of age 55 or his separation from service, nor later than the April 1st of the calendar year immediately following the calendar year in which he attains age 70½; and

(b)                                 in the form of any option available under the Retirement Plan that the Participant selects.

Such election must be made by December 31, 2005.  Any Participant who fails to make a timely election under this Section 3A.2 will be deemed to have elected the time and method of payment specified in Section 3A.1.

A Participant who made a timely election under this Section 3A.2, or whose time and method of distribution is determined pursuant to Section 3A.1, may elect to delay the date of distribution to another date permitted under (a) above or change the form of distribution to another form permitted under (b) above (such election, a “Subsequent Deferral Election”), provided that:

(c)                                  such election will not take effect until at least 12 months after the date on which the election is made;

(d)                                 such election must be made not less than 12 months prior to the date on which payment of such distribution would otherwise have been made or commenced (in the absence of such election); and

(e)                                  the payment (commencement) date chosen must be not less than five years after the date that the distribution would have otherwise been made (or commenced).

Such Subsequent Deferral Election must be made in the manner specified by the Committee and in accordance with the subsequent deferral and anti-acceleration provisions of Internal Revenue Code Section 409A(a)(4)(C) and related regulations.  A Participant’s election among actuarially equivalent annuity forms available under the Plan (determined as permitted under the regulations promulgated under Section 409A) prior to the commencement date shall not be treated as a Subsequent Deferral Election and shall instead be immediately effective.  In no event shall a Participant’s Subsequent Deferral Election result in a change to the time and method of distribution of benefits to the Participant under the Company’s Benefit Equalization Plan or Supplemental Executive Retirement Plan, or the amount of the Participant’s Grandfathered Benefit.

3A.3                       Notwithstanding any other provision of the Plan to the contrary, if at the time a Participant separates from service he is a “specified employee” of the Company, as defined in Section 409A(a)(2)(B) and related regulations, payment to him of his Post-2004 Retirement Benefit cannot commence (or be paid) until the latest of:

(i)                                     the lapse of six months following his separation from service (the “Six-Month Delay”);

(ii)                                  his attainment of age 55; or

(iii)                               the date selected under Section 3A.2(a).

To give effect to the Six Month Delay, all payments otherwise payable to the Participant during such six-month period shall be retained by the Company and shall be paid within 30 days following the expiration of such six-month period.

3A.4                       Notwithstanding anything in this Plan or the Retirement Plan to the contrary, in the event of the Participant’s death, the Participant’s Post-2004 Retirement Benefit shall be paid to the Participant’s Beneficiary under the Retirement Plan in the form of a lump sum distribution within 90 days following the Participant’s death.

2.                                       [intentionally omitted]

3.                                       A new Article 7A (“Compliance Actions with Respect to Benefits Accrued or Vested after December 31, 2004 and Satisfaction of Obligation”) is added after Article 7 (“Amendment and Termination”) to read as follows:

ARTICLE 7A. – COMPLIANCE ACTIONS WITH RESPECT TO THE POST-2004 RETIREMENT BENEFIT AND SATISFACTION OF OBLIGATION

7A.1                       With respect to the Post-2004 Retirement Benefit, references herein to a Participant’s “separation from service” or “termination of employment” (and corollary terms) with the Company shall be construed to refer to a Participant’s “separation from service” (as determined under Treas. Reg. Section 1.409A-1(h), as uniformly applied by the Company) with the Company.  For avoidance of doubt, whenever a provision under this Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.  In the event that the Company reasonably determines that any provision of this Plan is subject to and does not comply Section 409A of the Code, the Company shall have the right to adopt such amendments to this Plan or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, that in no event shall any provision of this Plan be construed to constitute an indemnification of any Participant by the Company for a violation of Section 409A of the Code.  In addition, with respect to the Post-2004 Retirement Benefit, the Company reserves the right, after additional guidance is issued with respect to Section 409A of the Internal Revenue Code and on a uniform basis, by amendment or otherwise, to permit new or modified Participant elections, to declare Participant elections void or to take any other actions the Company deems necessary or desirable in order to conform such Participant elections to guidance issued pursuant to Section 409A of the Internal Revenue Code or to achieve the goals of the Plan without having an adverse tax impact on Participants under Section 409A of the Internal Revenue Code.

7A.2                       After Participants and their Beneficiaries are paid the Post-2004 Retirement Benefit to which they are entitled, the obligations therewith of the Company shall be satisfied and Participants and their Beneficiaries shall have no further claims against the Plan or the Company with respect thereto.

4.                                       A new Article 10 (“Claim and Appeal Procedures for Benefits Accrued or Vested after December 31, 2004”) is added after Article 9 (“General Provisions”) to read as follows:

ARTICLE 10. - CLAIM AND APPEAL PROCEDURES FOR THE POST-2004 RETIREMENT BENEFIT

10.1         Claims for Post-2004 Retirement Benefit shall be submitted in writing to the Committee (or its delegate) on a form prescribed for such purpose.  Within 90 days after its receipt of any claim for such a benefit under the Plan, the Committee (or its delegate) shall give written notice to the claimant of its decision on the claim unless the Committee (or its delegate) determines that special circumstances require an extension of time for processing the claim.  If an extension of time for processing the claim is needed, a written notice shall be furnished to the claimant within the 90-day period referred to above which states the special circumstances requiring the extension and the date by which a decision can be expected, which shall be no more than 180 days from the date the claim was filed.  If a claim for such benefits is being denied, in whole or in part, such notice shall be written in a manner calculated to be understood by the claimant and shall include:

(a)                                  the specific reason or reasons for such denial;

(b)                                 specific references to Plan provisions upon which the denial is based;

(c)                                  a description of any additional material or information which may be needed to perfect the request, including an explanation of why such material or information is necessary; and

(d)                                 an explanation of the Plan’s claim review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on appeal.

10.2                           Any claimant whose claim for Post-2004 Retirement Benefit has been denied by the Committee (or its delegate) may appeal to the Committee for a review of the denial by making a written request therefor within 60 days of receipt of a notification of denial.  Any such request may include any written comments, documents, records and other information relating to the claim and may include a request for “relevant” documents to be provided free of charge.  The claimant may, if he chooses, request a representative to make such written submissions on his behalf.  The claimant will be afforded a full and fair review that takes into account all such comments, documents, records and other information, whether or not they were submitted or considered in the initial benefit determination and without deference to the initial benefit determination.

Within 60 days after receipt of a request for an appeal, the Committee shall notify the claimant in writing of its final decision.  If the Committee determines that special circumstances require additional time for processing, the Committee may extend such 60-day period, but not by more than an additional 60 days, and shall notify the claimant in writing of such extension.  If the period of time is extended due to a claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on appeal shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

In the case of an adverse benefit determination on appeal, the Committee will provide written notification to the claimant, set forth in a manner calculated to be understood by the claimant, of:

(a)                                  the specific reason or reasons for the adverse determination on appeal;

(b)                                 the specific Plan provisions on which the denial of the appeal is based;

(c)                                  a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records, and other information “relevant” to the claimant’s claim for benefits; and

(d)                                 a statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

For purposes of this Section, a document, record or other information shall be considered “relevant” to a claimant’s claim if such document, record or other information:  (i) was relied upon in making the benefit determination; (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; or (iii) demonstrates compliance with the administrative processes and safeguards required in making the benefit determination.

5.                                       If the Committee determines that a Participant while an Employee of the Company has, without the consent of the Committee, engaged in any activity or occupation which is adverse to or in competition with the Company, after notice by registered mail directed to the Participant’s last known address, and after having given the Participant the opportunity to cease such activity or occupation to the satisfaction of the Committee, the Committee may cause the Participant’s

Post-2004 Retirement Benefit to be forfeited.  This Section 5 shall replace Section 8.2 of the Plan with respect to each Participant’s Post-2004 Retirement Benefit.

Except as specifically provided herein, the Plan remains in full force and effect.